UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 12, 2008

AMERISAFE, INC.

(Exact Name of Registrant as Specified in Charter)

Texas	000-51520	75-2069407
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2301 Highway 190 West

DeRidder, Louisiana 70634

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (337) 463-9052

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement

On February 12, 2008, AMERISAFE, Inc. (“Amerisafe”) received executed agreements creating a new excess of loss reinsurance treaty program related to its voluntary and assigned risk business that applies to losses incurred between January 1, 2008 and January 1, 2011 for the first layer of coverage under this program and between January 1, 2008 and January 1, 2009 for the second, third, and fourth layers of coverage under this program. Amerisafe’s reinsurance treaty program provides it with reinsurance coverage for each loss occurrence up to $50.0 million, subject to applicable deductibles, retentions, and aggregate limits. However, for any loss occurrence involving only one claimant, Amerisafe’s reinsurance coverage is limited to a maximum of $10.0 million for any single claimant, subject to applicable deductibles, retentions, and aggregate limits. Amerisafe currently has 14 reinsurers participating in its 2008 reinsurance treaty program. Under certain circumstances, including a downgrade of a reinsurer’s A.M. Best rating to “B++” (Very Good) or below, Amerisafe may terminate the participation of one or more of its reinsurers, and the terminated reinsurer may be required to provide Amerisafe with security for amounts due under the terms of its reinsurance program. This security may take the form of, among other things, cash advances into a trust fund or the issuance of letters of credit to Amerisafe.

Amerisafe’s 2008 reinsurance treaty program provides coverage in the following four layers:

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First Layer. Affords coverage in two parts up to $4.0 million for each loss occurrence in excess of $1.0 million. Before Amerisafe’s reinsurers are obligated to reimburse it under this layer, Amerisafe is subject to an annual aggregate deductible of $20.0 million under the first part of this coverage and $40.0 million under the second part of this coverage. The limit under the first part of this coverage for all claims, including certain terrorism claims, is $20.0 million in any one year and $40.0 million in the aggregate for all three years covered by this layer. The limit under the second part of this coverage for all claims, including certain terrorism claims, is $20.0 million in the aggregate for all three years covered by this layer.

•

Second Layer. Affords coverage up to $5.0 million for each loss occurrence in excess of $5.0 million. The aggregate limit to all claims, including certain terrorism claims, under this layer is $15.0 million.

•

Third Layer. Affords coverage up to $10.0 million for each loss occurrence in excess of $10.0 million. The aggregate limit for all claims, including certain terrorism claims, under this layer is $20.0 million.

•

Fourth Layer. Affords coverage up to $30.0 million for each loss occurrence in excess of $20.0 million. The aggregate limit for all claims, including certain terrorism claims, under this layer is $60.0 million.

The agreement for both parts of the first layer will terminate on January 1, 2011, and the agreements for the second, third and fourth layers of coverage will terminate on January 1, 2009.

At Amerisafe’s option, it has the right to commute the reinsurers’ obligations under the agreement for the first layer of coverage at any time after the end of the term of the agreement. If Amerisafe commutes the reinsurers’ obligations, it is entitled to receive a portion of the premiums that were paid to the reinsurers prior to the effective date of the commutation, subject to certain adjustments provided in the agreement.

The table below sets forth the reinsurers participating in our 2008 reinsurance program:

Reinsurer	A.M. Best Rating
Aspen Insurance Limited	A
Aspen Insurance UK Limited	A
Arch Reinsurance Company	A
Barbican Syndicate (1)	A
BRIT Syndicates Limited (1)	A
Hannover Reinsurance (Ireland) Limited	A
Hannover Ruckversicherungs-Aktiengesellschaft	A
Harbor Point Reinsurance U.S., Inc.	A
Heritage Managing Agency Limited (1)	A
Liberty Syndicate Management Limited (1)	A
Limit Underwriting Limited (1)	A
Paris Re	A–
Swiss Reinsurance America Corporation	A+
Tokio Millenium Re Ltd.	A+

(1)	Member of Lloyd’s of London syndicate.

The foregoing description of the 2008 reinsurance treaty program is a summary and is qualified in its entirety by the terms of the reinsurance agreements, copies of which are filed herewith as Exhibits 10.1, 10.2, and 10.3, and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	First Casualty Excess of Loss Reinsurance Contract, effective as of January 1, 2008, issued to the Registrant by the reinsurers named therein.

10.2	Second Casualty Excess of Loss Reinsurance Contract, effective as of January 1, 2008, issued to the Registrant by the reinsurers named therein.

10.3	Casualty Catastrophe Excess of Loss Reinsurance Contract, effective as of January 1, 2008, issued to the Registrant by the reinsurers named therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERISAFE, INC.

By:	/s/ Todd Walker
Todd Walker, Executive Vice President,
General Counsel, and Secretary

Date: February 15, 2008

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